FOREIGN CUSTODY MANAGER DELEGATION AGREEMENT

         AGREEMENT made as of the 15' day of June 1998 between Bailard, Biehl & Kaiser Fund Group (the "Company"), on behalf of the Bailard, Biehl & Kaiser Diversa Fund (the "Fund"), a management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "Act"), acting through its Board of Trustees (the "Board") or its duly appointed representative, and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the "Delegate").

                                   WITNESSETH

         WHEREAS the Company has appointed the Delegate as custodian (the "Cust of the Fund's Assets pursuant to a Custodian Agreement dated September 24, 1990 (the "Custodian Agreement");

         WHEREAS the Company may, from time to time, deter-mine to invest and some or all of the Fund's Assets outside the United States;

                                    WHEREAS,

                  in accordance with Rule l7f-5 under the Act, as amended ("Rule 17f5"), the Board wishes to delegate to the Delegate certain functions with respect to the custody of the Fund's Assets outside the United States;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and the Delegate agree as follows. Capitalized TERMS SHALL HAVE THE meaning indicated in Section 14 unless otherwise indicated.

         1. MAINTENANCE OF FUND'S ASSETS ABROAD. The Company, acting through its Boar or its duly authorized representative, hereby authorizes Delegate pursuant to the terms of the Custodian Agreement to place and maintain the Fund's Assets within the countries listed in Schedule I attached to the Custodian Agreement ("Schedule 1") (as such Schedule may be amended from time to time in accordance herewith). Such authorization shall be deemed to include an instruction to use any Compulsory Securities Depository approved by the Board in any such country. Countries may be added to and deleted from Schedule 1 by written

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INSTRUCTION  OF THE COMPANY  THAT IS  ACCEPTED in writing by the  Delegate as an amendment to Schedule 1. With respect to amendments adding countries to Schedule 1, the Company acknowledges that - (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Company under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and
(c) nothing in this Agreement shall require the Delegate to provide delegated or custodial services in any country not listed in Schedule 1 until such amended
Schedule I has been accepted by the Delegate in accordance herewith.

         2. DELEGATION. Pursuant to the provisions of Rule 17f-5, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to PERFORM, ONLY THOSE DUTIES set forth in this Agreement concerning the safekeeping of the Fund's Assets in each of the countries set forth in Schedule 1. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Company as are reasonably required to discharge its duties under this Agreement, including, without limitation, to cause the Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Company confirms to the Delegate that the Company or its investment adviser has considered the Sovereign Risk and prevailing country risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Fund's Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices, and the laws relating to the safekeeping and recovery of the Fund's Assets held in custody pursuant to the terms of the Custodian Agreement.

         3. SELECTION OF ELIGIBLE FOREIGN CUSTODIAN AND CONTRACT ADMINISTRATION. T Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of the contracts governing the Fund's foreign custodial arrangements:

         (a) SELECTION OF ELIGIBLE FOREIGN CUSTODIAN. The Delegate shall place and maintain the Fund's Assets only with Eligible Foreign Custodians. With respect to each such

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Eligible Foreign  Custodian,  the Delegate shall have determined that the Fund's
Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

                  (i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

                  (ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund's Assets;

                  (iii) The Eligible Foreign Custodian's general reputation and standing and, in the case of a Securities Depository, the depository's operating history and number of participants; and

                  (iv) Whether the Company will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

         (b) CONTRACT ADMINISTRATION. The Delegate shall cause the Fund's foreign custody arrangements to be governed by a written contract (or, in the case of a Securities Depository, by such contract, by the rules or established practices or procedures of the depository, or by any combination of the foregoing) that the Delegate has determined will provide reasonable care for the Fund's Assets based on the standards applicable to custodians in the relevant market. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

                  (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

                  (ii) That the Fund's Assets will not be subject to any right, charge, security

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interest,  lien or claim of any kind in favor of the Eligible Foreign  Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the Eligible Foreign Custodian arising under bankruptcy, insolvency or similar laws;

                  (iii) That beneficial ownership of the Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

                  (iv) That adequate records will be maintained identifying the Fund's Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

                  (v) That the Company's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

                  (vi) That the Company (which may receive such information through the Delegate) will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund's Assets, INCLUDING, BUT NOT LIMITED TO, NOTIFICATION OF ANY TRANSFER to or from the Fund's account or a third party account containing the Fund's Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this subsection 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund's Assets as the specified provisions, in their entirety,

         (c) LIMITATION TO DELEGATED SELECTION. Notwithstanding anything in this Agreement to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Compulsory Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

         4. MONITORING. The Delegate shall establish a system to monitor at reasonable intervals (and at least annually) the appropriateness of maintaining the Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Agreement. The Delegate shall monitor the continuing appropriateness of placement of the Fund's Assets with each particular Eligible Foreign Custodian in accordance with the criteria

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established under Section 3(a) of this Agreement. The Delegate shall monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Agreement.

         5. REPORTING. At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Agreement and shall promptly report any material changes to the Fund's foreign custody arrangements. Delegate will PREPARE SUCH A REPORT WITH RESPECT TO ANY Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed with respect to the particular situation.

         6. WITHDRAWAL OF FUND'S ASSETS. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Agreement no longer meets the requirements of said
Section, Delegate shall withdraw the Fund's Assets from such Eligible Foreign Custodian as soon as reasonably practicable; PROVIDED, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with PROPER Instructions of the Company or its investment advisor with respect to such liquidation or other withdrawal.

         7. DIRECTION AS TO ELIGIBLE FOREIGN CUSTODIAN. Notwithstanding this Delegation Agreement, the Company, acting through its Board, its investment adviser or its other authorized representative, may direct the Delegate to place and maintain the Fund's Assets with a particular Eligible Foreign Custodian. In such event, the Delegate shall be entitled to rely on any such instruction and shall have no duties under this Delegation Agreement with respect to such arrangement save those in Section 9 and that it may undertake specifically in writing with respect to each particular instance.

         8. STANDARD OF CARE. In carrying out its duties under this Agreement, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having

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responsibility for safekeeping the Fund's Assets would exercise.

         9. INFORMATION Services. In addition to the delegated duties set forth herein, and with respect to the jurisdictions listed in Schedule 1, or added thereto pursuant to Section 1, the Delegate agrees to provide to the Board and/or the Company's investment adviser, such information as may be reasonably available to the Custodian relating to:

         (a) Information relevant to the compulsory nature of any Compulsory Secu Depository;

         (b) Information as to the existence and merits of an alternative to the Compulsory SECURITIES DEPOSITORY, INCLUDING matters relevant to practices with regard to safekeeping, administration and settlement of assets; and,

         (c) Information relevant to the criteria with respect to Compulsory Securities Depositories established by Rule l7f-5 as it existed prior to the 1997 amendments.

The Custodian may provide information under this Section by means of its regularly established mechanisms for the communication of client market information. In the provision of information under this Section, the Delegate shall be responsible to use reasonable care in the gathering of such information and may rely without limitation on reports and information distributed by the Compulsory Securities Depository, governmental or regulatory reports, reports of any auditor of a Compulsory Securities Depository, reports and analysis of industry groups or similar sources and commercial information services. Provision of information in accordance with this Section is not offered as financial, investment or other professional advice. The Custodian makes no warranty as to the accuracy or completeness of the information provided.

With respect to the jurisdictions listed in Schedule 1, or added thereto pursuant to Section 1, the

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Delegate  agrees to provide at least  annually to the Board and/or the Company's investment adviser, SUCH INFORMATION AS MAY BE AVAILABLE RELATING to: (a) the systemic risks of maintaining the Fund's Assets in such countries, including but not limited to Sovereign Risk, financial infrastructure, prevailing custody and settlement systems and practices (including the practices of any Compulsory
Securities Depository), and (b) the laws relating to the safekeeping and recovery of the Fund's Assets held in such countries; provided that the Delegate shall only be responsible to use reasonable care in the gathering of such information and shall not be deemed to warranty the completeness or specific accuracy of such information. The Delegate agrees to promptly notify the Board or the Company's investment adviser at any time that the Delegate becomes aware of a material change in such information.

The Delegate also agrees to provide such information as may be reasonably necessary for the Board to determine that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein.

         10. FAVORED CLIENT. In the event that Delegate in the future shall generally as a matter of its conduct of business offer additional or different services with respect to performing delegated duties under Rule l7f-5 with respect to Compulsory Securities Depositories or OTHERWISE, IT SHALL PROMPTLY OFFER SUCH SERVICES TO THE Company on its usual business terms.

         11. REPRESENTATIONS AND WARRANTIES. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Agreement has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

         The Company hereby represents and warrants that, based on information provided by the Delegate and the Company's investment advisor, the Board has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company.

         12. EFFECTIVENESS, TERMINATION. This Agreement shall be effective as of the date first above written. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be

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effective on the 75th day following the date on which the non-terminating  party
shall   receive  the   foregoing   notice.   The   foregoing   to  the  contrary
notwithstanding, this Agreement shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

         13. NOTICES. Notices and other communications under this Agreement are TO BE MADE IN ACCORDANCE WITH THE arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Agreement and executed by both parties.

         14. Definitions. Capitalized terms in this Agreement have the following meanings:

         a. COMPULSORY SECURITIES DEPOSITO - shall mean a Securities Depository the use of which is mandatory (i) under applicable law or regulation; (ii) because securities cannot be withdrawn from the depository; or (iii) because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices.

         b. ELIGIBLE FOREIGN CUSTODIAN - shall have the meaning set forth in Rule 17f 5(a)(1) and shall also include a U.S. Bank.

         c. FUND'S ASSETS - shall mean any of the Fund's investments (including foreign currencies) held outside the United States pursuant to Rule 17f-5 under the Act, as well as such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

         d. PROPER INSTRUCTIONS - shall have the meaning set forth in the Custodian Agreement.

         e. SECURITIES DEPOSITORY - shall have the meaning set forth in Rule l7f-5(a)(6).

         f. SOVEREIGN RISK - shall have the meaning set forth in Section 6.C of the Custodian Agreement.

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         g. U.S. BANK - shall mean a bank that qualifies to serve as a custodian of assets of investment companies under Section 17(F) OF THE ACT.

         16. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the Commonwealth of Massachusetts or of the state courts of such Commonwealth.

         17. Fees. Delegate shall perform its functions under this AGREEMENT FOR THE compensation determined under the Custodian Agreement.

         18. INTEGRATION. This Agreement sets forth all of the Delegate's duties with respect the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement.

         19. LIMITATION OF LIABILITY. Notice is hereby given of the limitations of the liability of the Company's shareholders and Trustees as set forth in the Company's Declaration of Trust, as AMENDED, ON FILE WITH the Commonwealth of Massachusetts. The obligations assumed by a Fund or the Company pursuant to this Agreement shall be limited in all cases to such Fund and its assets. No party named herein shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Company; nor shall any party named herein seek satisfaction of any such obligation from the Board of Trustees or any individual Trustee of the Company.

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NOW THEREFORE, the parties have caused this Agreement to be executed by its duly authorized representatives, effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:
    NAME: Kristen Fitzwilliam Giarrusso
         -----------------------------------
    Title: PARTNER
          --------------
    Date: JUNE 30, 1998
         ------------------


BAILARD, BIEHL & KAISER FUND GROUP,
on behalf of the BAILARD, BIEHL & KAISER DIVERSA FUND

Name: NIC

Title:
Date: 6/26

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